WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                Executive Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


   WERNER ENTERPRISES REPORTS THIRD QUARTER 2006 REVENUES AND EARNINGS

Omaha, Nebraska, October 16, 2006:
---------------------------------

     Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation and logistics companies, reported operating revenues and earnings for the third quarter ended September 30, 2006.

     Operating revenues increased 7% to $541.3 million compared to $504.5 million in third quarter 2005. Net income increased to $24.6 million compared to $24.5 million in third quarter 2005. Earnings per share for third quarter 2006 were $.31 per share, or 3% higher than the $.30 per share earned in third quarter 2005.

     "Despite the significant challenges of a softer freight market compared to the normal pickup in freight demand that typically occurs during third quarter, and unusually high insurance and claims costs, Werner Enterprises produced good results. The strength and stability of our long-term customer partnerships combined with the outstanding contributions of our employees continue to be the keys to our success," said Chairman and Chief Executive Officer Clarence (C.L.) Werner.

     For the month of July 2006 freight demand was about the same as July 2005. However, the Company did not experience the normal seasonal improvement in freight demand from mid- August to the end of September 2006. One way Werner measures freight demand for its non-dedicated fleets (nearly 60% of the total truck fleet) is by comparing the number of available loads to available trucks on a daily basis. Freight demand comparisons in third quarter 2006 to third quarter 2005 were more difficult due to the strong freight demand that occurred beginning in September 2005, when truck capacity tightened after Hurricane Katrina, which occurred late August 2005.

     During third quarter 2006 compared to third quarter 2005, Werner experienced a significant reduction in freight demand for longer haul shipments. Freight demand for shorter haul shipments in its regional fleets remained at nearly the same level year over year. The Company believes that some large retailers may be tightly controlling inventory levels, which is causing fewer longer haul freight shipments into retail distribution centers. In addition, recent weakness in the housing and automotive sectors of the economy that are not significant freight markets for the Company, may be causing other truckload carriers to compete more aggressively for replacement freight in other freight markets served by the Company.

     For third quarter 2006 compared to third quarter 2005, the Company's average miles per tractor declined by 3.8%. This decline was caused by several factors including (1) the softer freight market, (2) the decrease in trucks in the Company's medium-to-long-haul van division which has a longer average length of haul and higher average miles per truck, (3) the revision to the hours of service rules in October 2005 which resulted in lower miles per tractor for some shorter haul shipments or multiple stop shipments, and (4) one less business day in third quarter 2006 (63 business days) compared to third quarter 2005 (64 business days).

     Freight demand in October 2006 through the date of this release continues to be significantly softer than freight demand compared to the same period in October 2005. To date, the Company has not experienced the normal seasonal improvement in freight demand that it would expect to see by mid-October.

     The driver recruiting market continues to be extremely challenging and very competitive among truckload carriers. The Company's ongoing, company-wide focus to lower driver turnover yielded meaningful positive results in third quarter 2006, as average tractors in service grew sequentially from second quarter 2006 by 224 tractors and grew by 37 tractors compared to third quarter 2005.

     Fuel costs averaged 28 cents a gallon higher in third quarter 2006 compared to third quarter 2005. By month, July 2006 fuel averaged 59 cents a gallon higher than July 2005, August 2006 averaged 50 cents a gallon higher than August 2005, and September 2006 averaged 26 cents a gallon lower than September 2005. Fuel prices increased in September 2005 due to the impact of Hurricanes Katrina and Rita and declined during September 2006 by 41 cents a gallon from the beginning of the month to the end of the month. For third quarter 2006 compared to third quarter 2005, net fuel costs had no impact on earnings per share. The Company includes all of the following items in the calculation of the impact of fuel on earnings for both periods: (1) average fuel price per gallon, (2) fuel reimbursements paid to owner-operator drivers,
(3) lower miles per gallon ("mpg") due to the year-over-year increase in the percentage of the company-owned truck fleet with post-October 2002 engines and the mpg impact of ultra low sulfur diesel fuel, and
(4) offsetting fuel surcharge revenues from customers.

     During third quarter 2006, truckload carriers transitioned a substantial portion of their diesel fuel consumption from low sulfur diesel fuel to ultra low sulfur diesel ("ULSD") fuel, as fuel refiners were required to meet the Environmental Protection Agency ("EPA")- mandated 80% ULSD threshold by the transition date of October 15, 2006. Preliminary estimates were that ULSD would result in a 1-3% degradation in mpg for all trucks, due to the lower energy content (btu) of ULSD. Based on the Company's fuel mpg experience to date, these preliminary mpg degradation estimates are accurate.

     The recent decline in diesel fuel prices is substantially reducing the Company's fuel expense and is substantially lowering fuel surcharge revenues. Most importantly, this fuel price reduction is lowering our customers' freight bills. For example, the Department of Energy ("DOE") survey price per gallon (which is used to calculate most customer fuel surcharge programs) was $3.15 per gallon a year ago on October 10, 2005 compared to the DOE fuel price of $2.51 per gallon on October 9, 2006. Using a 5-cent fuel surcharge bracket, the 64-cent per gallon reduction in year-over-year DOE fuel price would result in a nearly 13-cent per mile savings to our customers. Werner's standard fuel surcharge programs are designed to avoid including the changing cost of fuel in base per-mile rates, which means when fuel prices decline, our customers immediately benefit from lower fuel surcharge bills.

     As planned, the average age of the Company's truck fleet remained new relative to historical standards at 1.35 years as of September 30, 2006. The Company intends to keep its fleet as new as possible, to delay the cost impact of the federally mandated engine emission standards that are required for all newly-manufactured engines beginning in January 2007. During fourth quarter 2006, the Company will be taking delivery of a substantial number of new trucks, and those trucks are expected to be placed in service during the first half of 2007.

     The Company's wholly-owned subsidiary, Fleet Truck Sales, is one of the largest domestic class 8 late-model truck sales companies and has been in business since 1992. Gains on sales of assets, primarily trucks and trailers, increased to $5.6 million in third quarter 2006 compared to $2.5 million in third quarter 2005. Gains on sales are reflected as a reduction of Other Operating Expenses in the accompanying income statement data. The Company continued to sell its oldest van trailers that have already reached the end of their depreciable life. These trailer sales contributed to the improved equipment gains in third quarter 2006. The Company's truck sales were not as strong in third quarter 2006, as compared to first quarter 2006 and second quarter 2006. The Company believes there is a temporary increase in the supply of class 8 trucks currently available for sale, caused by some carriers attempting to sell more trucks while at the same time buying more new trucks in advance of the January 2007 truck engine change. The Company plans to sell fewer trucks in 2007 than in 2006 and plans to continue to sell and replace its oldest van trailers in 2007.

     To provide customers with additional sources of capacity and expand its portfolio of customer solutions, Werner is growing its non-asset based Value Added Services ("VAS") division. VAS includes truck brokerage, freight transportation management (single-source logistics), and intermodal, as well as a newly expanded international product line. Financial results for VAS for third quarter 2006 compared to third quarter 2005 are as follows:


Value Added Services (amounts in 000's)         3Q06              3Q05
---------------------------------------    --------------    --------------
Revenues                                   $71,405 100.0%    $52,859 100.0%
Gross margin                                 6,532   9.1       5,200   9.8
Operating income                             1,850   2.6       1,859   3.5


     Brokerage is performing very well by providing customers with truckload capacity solutions using a qualified carrier base that has grown to approximately 4,500 carriers. Brokerage continues to be on pace to surpass revenues of $100 million in 2006. Freight transportation management consists of managing customers' freight needs as the lead logistics provider at either the network, facility, or lane level. Freight transportation management continues to grow its revenues in 2006. Intermodal continued its revenue growth in the quarter by expanding its equipment fleet in support of the development of its customer base. As the intermodal product matures, we expect to see continued revenue growth with stronger margin returns.

     In July 2006, the Company announced the formation of Werner Global Logistics U.S., LLC ("WGL"), a separate company that operates within the VAS segment. After several months of researching and developing the Company's business plans, Werner announced its entrance into the Asian transportation market. During third quarter 2006, WGL began to generate a small amount of freight forwarding revenues to partially offset startup costs for salaries, legal/consulting, and travel expenses. The Company expects WGL to be a more meaningful revenue contributor in 2007.

     A comparison of the Company's truckload operating ratio, net of fuel surcharge revenues, and VAS operating ratio for third quarters 2006 and 2005 is shown below.


Operating Ratios                       3Q06        3Q05       Difference
----------------                     --------    --------     ----------
Truckload Transportation Services      89.9%       89.9%          0.0%
Value Added Services                   97.4        96.5           0.9


     Higher fuel prices and higher fuel surcharge collections have the effect of increasing the total company operating ratio and the Truckload Transportation Services segment's operating ratio. Eliminating this sometimes volatile source of revenue provides a more consistent basis for comparing the results of operations from period to period. The Truckload Transportation Services segment's operating ratio for third quarter 2006 and third quarter 2005 is 91.7% and 91.3%, respectively, if fuel surcharge revenues are included in revenues and not netted against operating expenses.

     In the first quarter of 2006, Werner adopted Statement of Financial Accounting Standards (SFAS) No. 123(R) for its share-based compensation plan on a modified prospective basis. Under SFAS No. 123(R), all share-based compensation cost is recognized as an expense in the income statement. In 2005 and prior years, the Company accounted for share-based compensation using the intrinsic value method prescribed in APB Opinion No. 25, under which the Company recorded no compensation expense since the exercise price of the options equaled the fair market value of the underlying common stock on the date of grant. The Company recorded expense of $0.5 million in Salaries, Wages and Benefits (or 0.4 cents per share, net of taxes) in third quarter 2006. The estimated impact of this new accounting standard for the full year of 2006 is approximately two cents per share, representing the expense to be recognized for the unvested portion of awards granted to date. The Company cannot predict the earnings impact of any awards that may be granted in the future.

     The Company's financial position remains strong. Werner Enterprises had $26.9 million of cash and $10.0 million of debt as of September 30, 2006. Due to significant truck purchases scheduled for fourth quarter 2006, the Company expects to have increased debt borrowings as of December 2006. Stockholders' equity grew to $876.5 million, or $11.41 per share. During third quarter 2006, the Company purchased one million shares of its common stock at an average share price of $17.91.

                                                    INCOME STATEMENT DATA
                                                         (Unaudited)
                                            (In thousands, except per share amounts)

                              Quarter Ended     % of Operating     Quarter Ended     % of Operating
                                 09/30/06          Revenues           09/30/05          Revenues
                              -------------     --------------     -------------     --------------
Operating revenues                 $541,297              100.0          $504,520              100.0
                              -------------     --------------     -------------     --------------

Operating expenses:
   Salaries, wages and
     benefits                       149,466               27.6           147,043               29.1
   Fuel                             106,946               19.8            92,904               18.4
   Supplies and maintenance          41,427                7.7            40,450                8.0
   Taxes and licenses                30,069                5.6            29,814                5.9
   Insurance and claims              24,079                4.4            19,777                3.9
   Depreciation                      42,623                7.9            41,204                8.2
   Rent and purchased
     transportation                 105,150               19.4            88,596               17.6
   Communications and
     utilities                        5,117                0.9             5,080                1.0
   Other                             (4,266)              (0.8)           (1,486)              (0.3)
                              -------------     --------------     -------------     --------------
      Total operating
        expenses                    500,611               92.5           463,382               91.8
                              -------------     --------------     -------------     --------------
Operating income                     40,686                7.5            41,138                8.2
                              -------------     --------------     -------------     --------------

Other expense (income):
   Interest expense                      65                0.0               250                0.0
   Interest income                   (1,079)              (0.2)             (813)              (0.1)
   Other                                 59                0.0               184                0.0
                              -------------     --------------     -------------     --------------
      Total other expense
        (income)                       (955)              (0.2)             (379)              (0.1)
                              -------------     --------------     -------------     --------------

Income before income taxes           41,641                7.7            41,517                8.3
Income taxes                         17,090                3.2            17,026                3.4
                              -------------     --------------     -------------     --------------
Net income                          $24,551                4.5           $24,491                4.9
                              =============     ==============     =============     ==============

Diluted shares outstanding           78,564                               80,626
                              =============                        =============
Diluted earnings per share             $.31                                 $.30
                              =============                        =============


                                             OPERATING STATISTICS
                              Quarter Ended                        Quarter Ended
                                 09/30/06          % Change           09/30/05
                              -------------     --------------     -------------
Trucking revenues, net of
  fuel surcharge (1)               $381,108                0.2%         $380,320
Trucking fuel surcharge
  revenues (1)                       82,088               25.3%           65,490
Non-trucking revenues,
  including VAS (1)                  74,519               33.3%           55,906
Other operating revenues (1)          3,582               27.7%            2,804
                              -------------                        -------------
     Operating revenues (1)        $541,297                7.3%         $504,520
                              =============                        =============

Average monthly miles per
  tractor                             9,742               -3.8%           10,123
Average revenues per total
  mile (2)                           $1.475                3.7%           $1.423
Average revenues per loaded
  mile (2)                           $1.696                4.6%           $1.621
Average percentage of empty
  miles (3)                           13.00%               6.5%            12.21%
Average trip length in miles
  (loaded)                              581                3.0%              564
Total miles (loaded and
  empty) (1)                        258,329               -3.4%          267,305
Average tractors in service           8,839                0.4%            8,802
Average revenues per tractor
  per week (2)                       $3,317               -0.2%           $3,324
Capital expenditures, net (1)       $86,464                              $69,606
Cash flow from operations (1)       $79,674                              $41,783
Return on assets (annualized)           7.2%                                 7.6%
Total tractors (at quarter
  end)
     Company                          8,050                                7,960
     Owner-operator                     810                                  890
                              -------------                        -------------
          Total tractors              8,860                                8,850

Total trailers (truck and
  intermodal, quarter end)           25,330                               24,700
Managed containers (quarter
  end)                                  400                                    -


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Miles without trailer cargo. Dedicated fleets have a higher empty mile percentage, which is priced in the dedicated business.


                                                     INCOME STATEMENT DATA
                                                          (Unaudited)
                                            (In thousands, except per share amounts)

                               Nine Months           % of           Nine Months           % of
                                 Ended             Operating          Ended             Operating
                                09/30/06           Revenues          09/30/05           Revenues
                              -------------     --------------     -------------     --------------
Operating revenues               $1,562,108              100.0        $1,445,571              100.0
                              -------------     --------------     -------------     --------------

Operating expenses:
   Salaries, wages and
     benefits                       445,822               28.5           428,597               29.6
   Fuel                             298,404               19.1           238,596               16.5
   Supplies and maintenance         118,201                7.6           117,125                8.1
   Taxes and licenses                87,443                5.6            88,057                6.1
   Insurance and claims              64,887                4.2            64,815                4.5
   Depreciation                     124,796                8.0           121,380                8.4
   Rent and purchased
     transportation                 294,504               18.9           261,505               18.1
   Communications and
     utilities                       14,839                0.9            15,656                1.1
   Other                            (10,647)              (0.7)           (6,263)              (0.4)
                              -------------     --------------     -------------     --------------
      Total operating
        expenses                  1,438,249               92.1         1,329,468               92.0
                              -------------     --------------     -------------     --------------
Operating income                    123,859                7.9           116,103                8.0
                              -------------     --------------     -------------     --------------

Other expense (income):
   Interest expense                     342                0.0               256                0.0
   Interest income                   (3,295)              (0.2)           (2,600)              (0.2)
   Other                                185                0.0               257                0.0
                              -------------     --------------     -------------     --------------
      Total other expense
        (income)                     (2,768)              (0.2)           (2,087)              (0.2)
                              -------------     --------------     -------------     --------------

Income before income taxes          126,627                8.1           118,190                8.2
Income taxes                         52,026                3.3            48,483                3.4
                              -------------     --------------     -------------     --------------
Net Income                          $74,601                4.8           $69,707                4.8
                              =============     ==============     =============     ==============

Diluted shares outstanding           79,728                               80,713
                              =============                        =============
Diluted earnings per share             $.94                                 $.86
                              =============                        =============


                                             OPERATING STATISTICS
                                  YTD 06           % Change            YTD 05
                              -------------     --------------     -------------
Trucking revenues, net of
  fuel surcharge (1)             $1,125,261                1.4%       $1,109,798
Trucking fuel surcharge
  revenues (1)                      222,189               40.3%          158,393
Non-trucking revenues,
  including VAS (1)                 205,068               21.6%          168,648
Other operating revenues (1)          9,590                9.8%            8,732
                              -------------                        -------------
     Operating revenues (1)      $1,562,108                8.1%       $1,445,571
                              =============                        =============

Average monthly miles per
  tractor                             9,837               -2.5%           10,085
Average revenues per total
  mile (2)                           $1.462                4.3%           $1.402
Average revenues per loaded
  mile (2)                           $1.679                5.4%           $1.593
Average percentage of empty
  miles (3)                           12.92%               7.8%            11.99%
Average trip length in miles
  (loaded)                              583                2.8%              567
Total miles (loaded and
  empty) (1)                        769,498               -2.8%          791,697
Average tractors in service           8,692               -0.3%            8,722
Average revenues per tractor
  per week (2)                       $3,320                1.7%           $3,263
Capital expenditures, net (1)      $128,299                             $222,267
Cash flow from operations (1)      $226,789                             $138,054
Return on assets (annualized)           7.3%                                 7.4%
Total tractors (at quarter
  end)
     Company                          8,050                                7,960
     Owner-operator                     810                                  890
                              -------------                        -------------
          Total tractors              8,860                                8,850

Total trailers (truck and
  intermodal, quarter end)           25,330                               24,700
Managed containers (quarter
  end)                                  400                                    -


(1)  Amounts in thousands.
(2)  Net of fuel surcharge revenues.
(3) Miles without trailer cargo. Dedicated fleets have a higher empty mile percentage, which is priced in the dedicated business.


                                                          BALANCE SHEET DATA
                                                 (In thousands, except share amounts)



                                                   9/30/06                  12/31/05
                                                 -----------              -----------
                                                 (Unaudited)
ASSETS

Current assets:
   Cash and cash equivalents                         $26,945                  $36,583
   Accounts receivable, trade, less allowance
     of $8,752 and $8,357, respectively              241,711                  240,224
   Other receivables                                  19,406                   19,914
   Inventories and supplies                           10,646                   10,951
   Prepaid taxes, licenses and permits                 7,879                   18,054
   Current deferred income taxes                      22,007                   20,940
   Other current assets                               24,122                   20,966
                                                 -----------              -----------
      Total current assets                           352,716                  367,632
                                                 -----------              -----------

Property and equipment                             1,601,962                1,555,764
Less - accumulated depreciation                      580,744                  553,157
                                                 -----------              -----------
      Property and equipment, net                  1,021,218                1,002,607
                                                 -----------              -----------

Other non-current assets                              18,270                   15,523
                                                 -----------              -----------

                                                  $1,392,204               $1,385,762
                                                 ===========              ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                  $85,615                  $52,387
   Current portion of long-term debt                       -                   60,000
   Insurance and claims accruals                      64,941                   62,418
   Accrued payroll                                    23,491                   21,274
   Other current liabilities                          21,494                   21,838
                                                 -----------              -----------
      Total current liabilities                      195,541                  217,917
                                                 -----------              -----------

Long-term debt, net of current portion                10,000                        -

Other long-term liabilities                              873                      526

Insurance and claims accruals, net of
  current portion                                     99,000                   95,000

Deferred income taxes                                210,293                  209,868

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     76,825,922 and 79,420,443 shares
     outstanding, respectively                           805                      805
   Paid-in capital                                   104,839                  105,074
   Retained earnings                                 841,751                  777,260
   Accumulated other comprehensive loss                 (551)                    (259)
   Treasury stock, at cost;
     3,707,614 and 1,113,093
     shares, respectively                            (70,347)                 (20,429)
                                                 -----------              -----------
      Total stockholders' equity                     876,497                  862,451
                                                 -----------              -----------
                                                  $1,392,204               $1,385,762
                                                 ===========              ===========


     Werner Enterprises, Inc. was founded in 1956 and is a premier transportation and logistics company, with coverage throughout the United States, Canada, Mexico and China. Werner maintains its global headquarters in Omaha, NE with offices throughout North America and China. Werner is among the five largest truckload carriers in the United States, with a portfolio of transportation services that includes medium-to-long-haul, regional and local van capacity, temperature-controlled, flatbed, dedicated and expedited. Werner's Value Added Services portfolio includes freight management, truck brokerage, intermodal, load/mode and network optimization and freight forwarding. Werner is a licensed NVOCC and provides U.S. customs brokerage services.

     Werner  Enterprises' common  stock is traded on  The  Nasdaq  Stock
Market   under  the  symbol  WERN.   The  Werner  website   address   is
www.werner.com.

     Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2005. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.